Exhibit 10.41

Execution Version

Certain information in the marked exhibit below has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential. Omissions are designated as “[*****].”

Standby Letter of Credit Agreement
(Committed/Unsecured)

STANDBY LETTER OF CREDIT AGREEMENT (the “Agreement”), dated as of December 30, 2022, by and among EVEREST REINSURANCE (BERMUDA), LTD., a company incorporated and existing under the laws of Bermuda (the “Account Party”), and BAYERISCHE LANDESBANK, NEW YORK BRANCH, the New York Branch of a financial institution organized under the laws of the Federal Republic of Germany (“Bank”).

1.DEFINED TERMS.

a.Definitions. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“A.M. Best” means A.M. Best Company, Inc.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Account Party from time to time concerning or relating to bribery or corruption, including, to the extent applicable, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, rules and regulations applicable to the Account Party from time to time concerning or relating to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Application” has the meaning set forth in Section 2(a).

“Annual Statement” means, with respect to the Account Party for any fiscal year, the annual financial statements of the Account Party as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Law” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, modified, succeeded or replaced from time to time, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or any state thereof, Bermuda or any other foreign or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Base Rate” means, at any time, the highest of (a) 0.00%, (b) the prime rate per annum established by the JPMorgan Chase Bank, N.A. as the reference rate for short term commercial loans in Dollars, and (c) the NYFRB Rate plus [*****]; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the rate specified in clause (b) above or the NYFRB Rate.
“Business Day” means (i) any day other than a Saturday, Sunday or legal holiday on which banks in Hamilton, Bermuda and New York City, New York, are open for the conduct of their commercial banking business and (ii) when used in connection with a Letter of Credit denominated in a Foreign Currency, such day is also a day on which banks are open for dealings in deposits in such Foreign Currency in the principal financial center for such Foreign Currency.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.
“Cash Equivalents” means (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within 90 days from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 90 days from the date of acquisition and, at the time of acquisition, having a rating of at least A 1 or the equivalent thereof by Standard & Poor’s or at least P 1 or the equivalent thereof by Moody’s, (iii) time deposits and certificates of deposit maturing within 90 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s or at least A2 or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the type described in clauses (i) through (iv) above.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than Everest Re Group, Ltd. and any of its direct or indirect Subsidiaries, of Capital Stock representing 25% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Account Party; or (b) the acquisition of direct or indirect Control of the Account Party by any Person or group, other than Everest Re Group, Ltd. and any of its direct or indirect Subsidiaries.
“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (i) the Dodd-

Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. federal or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means December 30, 2022.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Commitment” means the obligation of Bank to Issue Letters of Credit for the account of the Account Party hereunder in an aggregate principal amount at any time outstanding not to exceed $150,000,000, as such amount may be reduced from time to time pursuant to the terms hereof.

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“Commitment Termination Date” means the earliest to occur of (a) December 30, 2024, (b) the date of termination of the entire Commitment by the Account Party pursuant to Section 2(h), and (c) the date of termination of the Commitment pursuant to Section 11(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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“Credit Documents” means, collectively, this Agreement, the Guaranty Agreement, the Letter of Credit Documents, and each other agreement, document, or instrument executed and delivered by the Account Party to the Bank in connection with any Credit Document or any Letter of Credit.

“Default” means any of the events specified in Section 10 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (A) debt securities or (B) any Capital Stock referred to in clause (i) or (ii) above, in each case under clause (i), (ii) or (iii) above at any time on or prior to the Final Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Dollar Amount” means, at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” or “$” means dollars of the United States of America. “Draw Date” has the meaning specified in Section 2(b)(i).
“Due Date” has the meaning specified in Section 2(b)(i).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Account Party, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Account Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Account Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Account Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Account Party or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Account Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from, the Account Party, or any of its ERISA Affiliates of any notice, concerning the imposition upon the Account Party, or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“Event of Default” has the meaning specified in Section 10.

“Exchange Act” means the Securities Exchange Act of 1934.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the United States government or any governmental or taxation authority in the United States.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate.

“Final Expiry Date” means the date when the Final Maturity Date has occurred, all Letters of Credit have expired or terminated without any pending drawing thereon, and all Obligations owing hereunder and in the other Credit Documents have been paid in full.

“Final Maturity Date” means the first anniversary of the Commitment Termination Date.

“Financial Strength Rating” means, as to any Person, the rating that has been most recently announced by A.M. Best as the “financial strength rating” of such Person.

“Fiscal Year” means the fiscal year of the Account Party.

“Foreign Currency” means any currency other than Dollars approved by Bank, in its sole discretion, from time to time.

“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra- national bodies such as the European Union or the European Central Bank).

“Guarantor” means Everest Re Group, Ltd., a Bermuda company.

“Guaranty Agreement” means the guaranty agreement, dated as of December 30, 2022, made by the Guarantor in favor of the Bank, as amended, restated, modified or supplemented from time to time.

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“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates, including any swap agreement (as defined in 11 U.S.C. § 101).

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include Bank or any affiliate of Bank).

“Indebtedness” means, with respect to any Person (without duplication), (i) all indebtedness of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital or finance leases, to the extent such obligations are required to be so recorded, (vii) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (viii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (ix) the Hedge Termination Value of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, (x) all contingent obligations of such Person in respect of Indebtedness of other Persons and (xi) all indebtedness referred to in clauses (i) through (x) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

“Instructions” has the meaning set forth in Section 2(a).

“Insurance Regulatory Authority” means, with respect to the Account Party, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over the Account Party, in each other jurisdiction in which the Account Party conducts business or is licensed to conduct business.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“IRS” means the United States Internal Revenue Service.

“issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the stated amount of, such Letter of Credit. The terms “issued”, “issuing” and “issuance” have corresponding meanings.

“Letters of Credit” means the collective reference to standby letters of credit issued pursuant to Section 2.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any Applications, agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.

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“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Material Adverse Effect” means a material adverse effect upon (i) the financial condition, operations, business, properties or assets of the Account Party, (ii) the ability of the Account Party to perform its payment or other material obligations under this Agreement or any of the other Credit Documents, or (iii) the legality, validity, or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of Bank hereunder and thereunder.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means an employee pension benefit plan with respect to which the Account Party or any of its ERISA Affiliates is a contributing sponsor, and that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Extension Notice Date” has the meaning given to such term in Section 2(g).

“Notice of Non-Extension” has the meaning given to such term in Section 2(g).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by Bank from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined are less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all obligations and liabilities (including (a) any interest and fees accruing after the filing of a petition or commencement of a case by or with respect to the Account Party seeking relief under any applicable Bankruptcy Laws, whether or not the claim for such interest or fees is allowed or allowable in such proceeding, (b) the obligation to provide cash collateral hereunder, and (c) reimbursement and other payment obligations and liabilities) of the Account Party to Bank arising under, or in connection with, the applicable Credit Document (including Section 5 below) any Application or any Letter of Credit, in each case whether matured or unmatured, absolute or contingent, now existing or hereafter incurred.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

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“Other Taxes” has the meaning specified in Section 2(c).

“Outstanding Letters of Credit” means, as of any date, the sum of (a) the Stated Amount of all outstanding Letters of Credit at such time and, without duplication, (b) all reimbursement obligations in respect of Letters of Credit at such time.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” has the meaning specified in Section 2(b)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Account Party or any ERISA Affiliate thereof is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Quarterly Statement” means, with respect to the Account Party for any fiscal quarter, the quarterly financial statements of the Account Party.

“Requirement of Law” means, with respect to any Person, the charter, articles, constitution or certificate of organization or incorporation and by-laws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Account Party and reasonably acceptable to Bank; provided that, to the extent requested thereby, Bank shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Credit Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing or decreasing the Stated Amount thereof, (iii) each date of any payment by Bank under any Letter of Credit denominated in a Foreign Currency and (iv) each such additional date as Bank shall determine or require.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority.

“Sanctioned Country” means at any time, a country, territory or region which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non- SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” means, with respect to any Foreign Currency, the rate quoted by Bank as the spot rate for the purchase by Bank of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m., London time, on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Foreign Currency.

“Standard Letter of Credit Practice” means, for Bank, any U.S. federal or state or foreign law or letter of credit practices applicable in the city in which Bank issued the applicable Letter of Credit or for its branch or correspondent banks, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be. Such practices shall be (i) of banks that regularly issue letters of credit in the particular city, and (ii) required or permitted under the ISP (as defined below) or UCP (as defined below), as chosen in the applicable Letter of Credit. “ISP” means, International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued. “UCP” means, Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate Dollar Amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).

“Taxes” has the meaning specified in Section 2(c).
“Threshold Amount” means [*****].

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

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“U.S.” means United States of America.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

a.Exchange Rates; Currency Equivalents.

i.The Bank shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Amounts of Letters of Credit denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements required to be delivered hereunder or calculating financial covenants hereunder and except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Amount as so determined by Bank.

i.Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by Bank.

1.LETTER OF CREDIT FACILITY.

a.General. At the request of the Account Party, Bank agrees, on and subject to the terms and conditions of this Agreement, to issue standby Letters of Credit for the account of the Account Party in Dollars (or, in Bank’s sole discretion, a Foreign Currency) from time to time during the period from the Closing Date to but not including the Commitment Termination Date. Bank may, in its sole discretion, arrange for one or more Letters of Credit to be issued by its New York branch, which branch is on the List of Qualified U.S. Financial Institutions maintained by the Securities Valuation Office of the National Association of Insurance Commissioners, or by any other branch or affiliate of Bank that is on the List of Qualified U.S. Financial Institutions maintained by the Securities Valuation Office of the National Association of Insurance Commissioners, in which case the term “Bank” shall include any such branch or affiliate with respect to Letters of Credit issued by such branch or affiliate. Letters of Credit may only be issued on Business Days. The request to issue a Letter of Credit (an “Application”) shall be in such form as Bank shall from time to time require or agree to accept (including any type of electronic form or means of communication acceptable to Bank) and, upon the receipt of any Application, Bank shall process such Application in accordance with its customary procedures and shall, subject to Section 4, promptly issue the Letter of Credit requested thereby (but in no event shall Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by Bank and the Account Party. Inquiries, communications and instructions (whether written, facsimile or in other electronic form approved by Bank) regarding a Letter of Credit, an Application and this Agreement are each referred to herein as “Instructions”. Bank’s records of the content of any Instruction will be conclusive, absent manifest error.

a.General Payment Obligations. For each Letter of Credit, the Account Party shall, as to clause (i) below, reimburse Bank, and as to all other clauses below, pay Bank, in each case in Dollars (unless Bank agrees otherwise with Account Party):

i.with respect to a drawing under any Letter of Credit, the amount of each drawing paid by Bank thereunder (such date of payment hereinafter referred to as the “Draw Date”) no later than the first succeeding Business Day after the Account Party’s receipt of notice of such payment by Bank (the “Due Date”), with interest as provided below on the amount so paid by Bank (to the extent not reimbursed prior to 2:00 p.m. Eastern Time on the Draw Date) for the period from the Draw Date to the date the reimbursement obligation created thereby is satisfied in full (the “Payment Date”). If the Payment Date is on or prior to the Due Date, such interest shall be payable at the Base Rate as in effect from time to time during the period from the Draw Date to the Payment Date. If the Payment Date is after the Due Date, such interest shall be payable (x) as provided in the preceding sentence during the period from and including the Draw Date to and not including the Due Date, and (y) at the Base Rate as in effect from time to time plus [*****] from and including the Due Date to and not including the Payment Date;

i.the fees payable by the Account Party at such times and in such amounts as are set forth in Section 2(i).

i.except as otherwise provided in clause (i) above and clause (iv) below, interest on each amount payable by the Account Party under the applicable Credit Documents for each day from and including the date such payment is due to and not including the date of payment, on demand, at a rate per annum equal to the Base Rate as in effect from time to time plus [*****];

i.within ten (10) days of demand, Bank’s reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented legal fees, charges and disbursements of outside counsel to Bank incurred in connection with the protection or enforcement of Bank’s rights against the Account Party under this Agreement and the other applicable Credit Documents and any correspondent bank’s documented charges related thereto), with interest from the date of demand by Bank to and not including the date of payment by the Account Party, at a rate per annum equal to the Base Rate as in effect from time to time plus [*****];

i.if as a result of any Change in Law, Bank determines that the cost to Bank of issuing or maintaining any Letter of Credit is increased (excluding, for purposes of this clause (a)(v), any such increased costs resulting from (A) income taxes, franchise taxes and similar taxes imposed on Bank by any taxing authority, any U.S. federal withholding taxes imposed under FATCA and Other Taxes (in each case as to which Section 2(c) shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the U.S. or by the foreign jurisdiction or state under the laws of which Bank is organized or has its lending office or any political subdivision thereof), then the Account Party will pay to Bank, from time to time, within ten (10) days after demand by Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, additional amounts sufficient to compensate Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Account Party by Bank, shall be conclusive and binding for all purposes, absent manifest error; and

i.if Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company as a consequence of this Agreement or the Letters of Credit issued by Bank to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s or its holding company’s policies with respect to capital adequacy), then from time to time the Account Party will pay to Bank within ten (10) days after demand by Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered. A certificate as to such amounts submitted to the Account Party by Bank shall be conclusive and binding for all purposes, absent manifest error.
Bank shall use reasonable efforts to designate a different lending office if such designation will avoid (or reduce the cost to the Account Party of) any event described in the preceding sentence and such designation will not, in Bank’s good faith judgment, subject Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to Bank.
Notwithstanding the provisions of clause (v) or (vi) above or Section 2(c) below (and without limiting the immediately preceding paragraph), Bank shall not be entitled to compensation from the Account Party for any amount arising prior to the date which is 180 days before the date on which Bank notifies the Account Party of such event or circumstance (except that if such event or circumstance is retroactive, then such 180-day period shall be extended to include the period of retroactive effect thereof).
Any payments received by Bank pursuant to the Credit Documents after 1:00 p.m. Eastern shall be deemed to have been made on the next succeeding Business Day for all purposes under the Credit Documents.
a.Immediately Available Funds; No Withholding. All reimbursements and payments by or on behalf of the Account Party shall be made in immediately available funds, free and clear of and without deduction for any present or future Taxes, set-off or other liabilities, to such location as Bank may reasonably designate from time to time. The Account Party shall pay all withholding taxes and Other Taxes imposed by any taxing authority on reimbursement or payment under any Letter of Credit and any Credit Document, and shall indemnify Bank against all liabilities, costs, claims and expenses resulting from Bank having to pay or from any omission to pay or delay in paying any such taxes, except to the extent that such taxes are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Bank. Any such indemnification payment shall be made within ten (10) days from the date Bank makes written demand therefor. “Taxes” means all taxes, fees, duties, levies, imposts, deductions, charges or withholdings of any kind (other than income taxes, franchise taxes and similar taxes imposed on Bank by any taxing authority and any U.S. federal withholding taxes imposed under FATCA). “Other Taxes” means all present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Credit Document.

a.Automatic Debit and Set-Off. Upon the occurrence and during the continuance of any Event of Default with respect to the Account Party, Bank (which term shall include Bank’s branches and affiliates for purposes of this paragraph) may (but shall not be required to), without demand for reimbursement or payment or notice to the Account Party, and in addition to any other right of set-off that Bank may have, debit any account or accounts, irrespective of the currency of such account or accounts, maintained by the Account Party with any office of Bank (now or in the future) and set-off and apply (i) any balance or deposits (general, special, time, demand, provisional, final, matured or absolute) in the account(s) and (ii) any sums due or payable from Bank, to the payment of any and all Obligations owed by the Account Party to Bank, irrespective of whether Bank shall have made any demand under this Agreement and although such Obligations may be contingent or unmatured. Bank agrees promptly to notify the Account Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

a.Obligations Absolute. The Account Party’s reimbursement and payment obligations under this Section 2 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

i.any lack of validity, enforceability or legal effect of any Letter of Credit or any Credit Document or any term or provision therein;

i.payment against presentation of any draft, demand or claim for payment under any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit (individually, a “Drawing Document” and collectively, the “Drawing Documents”) that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein proving to be untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

i.Bank or any of its branches or affiliates being the beneficiary of any Letter of Credit;

i.Bank or any correspondent bank honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under such Letter of Credit;

i.the existence of any claim, set-off, defense or other right that Account Party or any other Person may have at any time against any beneficiary or any assignee of proceeds, Bank or any other Person;
ii.if any other Person shall at any time have guaranteed or otherwise agreed to be liable for any of the Obligations or granted any security therefor, any change in the time, manner or place of payment of or any other term of the obligations of such other Person, or any exchange, change, waiver, release of, or failure or lapse of perfection of any grant of any collateral for, or any other Person’s guarantee of or other liability for, any of the Obligations;

i.any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2(e), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Obligations, whether against Bank, the beneficiary or any other Person;

provided, however, that subject to Section 5(b) below, the foregoing shall not release Bank from such liability to the Account Party as may be determined by a court of competent jurisdiction by a final and nonappealable judgment against Bank following reimbursement and/or payment of the Obligations.

a.Computation of Interest and Fees; Maximum Rate. All computations of interest and fees to be made hereunder and under any other Credit Document shall be made on the basis of a year consisting of 360 days, for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and Bank shall at its option (i) promptly refund to the Account Party any interest received by Bank in excess of the maximum lawful rate or (ii) apply such excess to any outstanding Obligations. It is the intent hereof that the Account Party not pay or contract to pay, and that Bank not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Account Party under applicable law.

a.Expiry Date of Letters of Credit. Each Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (ii) the Final Maturity Date; provided, however, if the Account Party so requests in any applicable Application, Bank agrees to issue a Letter of Credit that provides for the automatic extension for successive periods of one year or less until Bank shall have delivered prior written notice of non-extension to the beneficiary of such Letter of Credit (a “Notice of Non-Extension”) no later than 60 days prior to the stated maturity date specified in such Letter of Credit (such time, the “Non-Extension Notice Date”). The Account Party acknowledges that Bank shall not be required to extend any Letter of Credit if Bank has determined that it would have no obligation at such time to issue such Letter of Credit (as extended) under the terms hereof.

a.Permanent Reduction of Commitment. The Account Party shall have the right at any time and from time to time, upon at least three Business Days’ prior irrevocable written notice to Bank, to permanently reduce, without premium or penalty, (i) the entire Commitment at any time or (ii) portions of the Commitment, from time to time, in an aggregate principal amount not less than [*****] or any whole multiple of [*****] in excess thereof. All Commitment Fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

i.[*****]

1.ACCOUNT PARTY’S RESPONSIBILITY. The Account Party is responsible for approving the final text of any Letter of Credit issued by Bank for its account, irrespective of any assistance Bank may provide such as drafting or recommending text or by Bank’s use or refusal to use text submitted by the Account Party. The Account Party is solely responsible for the suitability of the Letter of Credit for the Account Party’s purposes. The Account Party will examine the copy of each Letter of Credit issued for its account and any other documents sent by Bank in connection with such Letter of Credit and shall promptly notify Bank in writing of any non-compliance with the Account Party’s Instructions and of any discrepancy in any document under any presentment or other irregularity. The Account Party understands that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Bank in accordance with standard industry practice and the Account Party hereby consents to such revisions and changes.

1.CONDITIONS OF CLOSING AND ISSUANCE.

a.Conditions Precedent to Closing. The obligation of Bank to close this Agreement and to issue any Letters of Credit on the Closing Date is subject to the satisfaction of each of the following conditions:

i.Executed Credit Documents. This Agreement, together with any other applicable Credit Documents, shall have been duly authorized, executed and delivered to Bank by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

i.Closing Certificates; Etc. Bank shall have received each of the following in form and substance reasonably satisfactory to Bank:

1.Officer’s Certificate. A certificate from a Responsible Officer of the Account Party to the effect that (I) all representations and warranties of the Account Party contained in this Agreement and the other Credit Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case such representation and warranty shall be true, correct and complete in all respects); and (II) as of the Closing Date, no Default or Event of Default has occurred and is continuing.

1.Certificate of Secretary of the Account Party. A certificate of a Responsible Officer of the Account Party certifying as to the incumbency and genuineness of the signature of each officer of the Account Party executing Credit Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (I) the memorandum of association (or equivalent), as applicable, of the Account Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (II) the by-laws or other governing document of the Account Party as in effect on the Closing Date, (III) resolutions duly adopted by the board of directors (or other governing body) of the Account Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4(a)(ii)(C).

a.Certificates of Good Standing. Certificates as of a recent date of the good standing of the Account Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by Bank, each other jurisdiction where the Account Party is qualified to do business.

a.Opinions of Counsel. Opinions of counsel to the Account Party addressed to Bank with respect to the Account Party, the Credit Documents and such other matters as Bank shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of Bank). The Account Party requests that such counsel deliver such opinions.

1.Consents; Defaults.

a.Governmental and Third Party Approvals. The Account Party shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of Bank) in connection with the transactions contemplated by this Agreement and the other Credit Documents and all applicable waiting periods shall have expired without any action being taken by any Person that would reasonably be expected to restrain, prevent or impose any material adverse conditions on the Account Party or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of Bank would reasonably be expected to have such effect.

a.No Injunction, Etc. No action, proceeding or investigation shall have been instituted, threatened in writing or proposed in writing before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or which, in Bank’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby.

1.[Reserved]

1.Miscellaneous.

a.PATRIOT Act, etc. The Account Party shall have provided to Bank the documentation and other information requested by Bank in order to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations.

a.Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Bank. Bank shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

i.Conditions Precedent to Issuance of Letters of Credit. The obligation of Bank to issue Letters of Credit (including any Letters of Credit issued on the Closing Date) is subject to the satisfaction of each of the following conditions:

1.Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Credit Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such issuance with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

1.No Existing Default. No Default or Event of Default shall have occurred and be continuing on the issuance date with respect to such Letter of Credit or after giving effect to the issuance of such Letter of Credit on such date.

1.Miscellaneous. In addition to the foregoing, Bank shall be under no obligation to issue any Letter of Credit if:

a.any order, judgment or decree of any Governmental Authority or arbitrator having jurisdiction over Bank shall by its terms enjoin or restrain the issuance of such Letter of Credit or any law applicable to Bank, or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital or liquidity requirement (for which Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable or in effect as of the Closing Date and which Bank in good faith deems material to it;

a.Bank shall have delivered a Notice of Non-Extension with respect to such Letter of Credit;

a.the expiry date of such Letter of Credit would occur more than twelve months after the date of issuance or last extension unless Bank has approved such expiry date in writing;

a.the expiry date of such Letter of Credit occurs after the Final Maturity Date, unless Bank has approved such expiry date in writing;

a.such Letter of Credit is not substantially in form and substance reasonably acceptable to Bank;
b.immediately after giving effect thereto, the amount of Outstanding Letters of Credit would exceed the Commitment or the Collateral Value of the Collateral at such time; or
c.any proposed beneficiary of such Letter of Credit is the subject of a receivership or similar proceeding, including any conservation, rehabilitation, or liquidation proceeding, or is otherwise insolvent.

a.INDEMNIFICATION; LIMITATION OF LIABILITY.

i.Indemnification. The Account Party agrees to indemnify and hold harmless Bank (including its branches and affiliates), its correspondent banks and each of their respective directors, officers, employees, attorneys and agents (each, including Bank, an “Indemnified Person”) from and against any and all claims, suits, judgments, liabilities, losses, fines, damages, penalties, interest, costs and expenses (including expert witness fees and reasonable out-of-pocket legal fees, charges and disbursements of any counsel (including outside counsel fees and expenses), and all expenses of arbitration or litigation and in preparation thereof), in each case, which are documented and may be incurred by or awarded against any Indemnified Person (collectively, the “Costs”), and which arise out of or in connection with or by reason of this Agreement, the other Credit Documents, the actual or proposed use of the proceeds of the Letters of Credit or any of the transactions contemplated thereby, including any Costs which arise out of or in connection with, or as a result of:

1.any Letter of Credit or amendment thereto, or any pre-advice of the issuance of a Letter of Credit;

1.any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with any Letter of Credit;

1.any actual or prospective action or proceeding arising out of, or in connection with, any Letter of Credit or any Credit Document (whether administrative, judicial or in connection with arbitration, whether based on contract, tort or any other theory, and whether brought by a third party or by the Account Party, and regardless of whether any Indemnified Person is a party thereto), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

1.any independent undertakings issued by the beneficiary of any Letter of Credit;

1.any unauthorized Instruction or error in computer or electronic transmission in connection with any Letter of Credit issued hereunder;

1.an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated in connection with any Letter of Credit issued hereunder;

1.any third party seeking to enforce the rights of the Account Party, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document in connection with any Letter of Credit issued hereunder;

1.the fraud, forgery or illegal action of parties other than any Indemnified Person in connection with any Letter of Credit issued hereunder;
2.Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation in connection with any Letter of Credit issued hereunder; or
3.the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or cause or event beyond the control of such Indemnified Person in connection with any Letter of Credit issued hereunder;

in each case, including that resulting from Bank’s own negligence; provided, however, that such indemnity shall not be available to any Person claiming indemnification under this Section 5(a) to the extent that such Costs (A) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person, (B) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from a claim by the Account Party against an Indemnified Person for breach in bad faith of the obligations of such Indemnified Person hereunder or under any other Credit Document, or (C) result from any dispute solely between or among Indemnified Persons. The Account Party hereby agrees to pay Bank within fifteen (15) days after demand from time to time all amounts owing under this Section 5(a). This indemnity provision shall survive termination of this Agreement and all Letters of Credit.

i.Direct Damages; No Punitive Damages. The liability of Bank (or any other Indemnified Person) under, in connection with and/or arising out of any Credit Document or any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Account Party that are determined by a court of competent jurisdiction by a final and nonappealable judgment to have been caused directly by Bank’s gross negligence, willful misconduct or breach in bad faith in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Bank shall be deemed to have acted with due diligence and reasonable care if Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with any Credit Document. No Indemnified Person shall be liable for any damages arising from any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) in connection with this Agreement or the other Credit Documents, except to the extent that any losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Indemnified Person in making any such transmission as determined by a final nonappealable judgment of a court of competent jurisdiction.

i.Waiver of Consequential Damages, etc. Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, no Indemnified Person shall be liable in contract, tort or otherwise for any punitive, exemplary, consequential, indirect or special damages or losses regardless of whether or not such party or Indemnified Person shall have been advised of the possibility thereof or the form of action in which such damages or losses may be claimed. The Account Party shall take commercially reasonable action to avoid and mitigate the amount of any damages claimed against Bank or any other Indemnified Person, including by enforcing its rights in appropriate proceedings diligently pursued in the underlying transaction.

i.No Responsibility or Liability. Without limiting any other provision of this Agreement or any other Credit Document, Bank and each other Indemnified Person (if applicable) shall not be responsible to the Account Party for, and/or Bank’s rights and remedies against the Account Party and the Obligations shall not be impaired by:

1.honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

1.acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft;

1.the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Bank’s determination that such Drawing Document appears on its face to substantially comply with the terms and conditions of the Letter of Credit);

1.acting upon any Instruction that it in good faith believes to have been given by a Person authorized to give such Instructions;

1.any errors in interpretation of technical terms or in translation;

1.any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated person or entity or any other Person, other than an Indemnified Person;

1.any breach of contract between the beneficiary and the Account Party or any of the parties to the underlying transaction;

1.payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

1.acting as required or permitted, or failing to act as permitted, in each case under Standard Letter of Credit Practice applicable to where it has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

1.honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Bank if subsequently Bank or any court or other finder of fact determines such presentation should have been honored;

1.dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor;

1.honor of a presentation that is subsequently determined by Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons; or

1.amending a Letter of Credit to reflect any change of address or other contact information of any beneficiary

i.Within 15 Business Days after the Closing Date, the Account Party shall pay to the Bank or its designee all reasonable and documented costs and expenses incurred by the Bank as of the Closing Date (including the reasonable fees and expenses of counsel) in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby.

a.REPRESENTATIONS AND WARRANTIES. The Account Party hereby represents and warrants to Bank (all of which representations and warranties will be repeated as of the date of each new Application submitted by the Account Party to Bank and as of the date of issuance of any Letter of Credit requested in each such Application) as follows:

i.Organization, etc. It is duly organized or formed, validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, and is duly qualified or licensed to do business (and in good standing as a foreign corporation or entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would have a Material Adverse Effect. It does not have any Subsidiaries.

i.Power and Authority. It has the requisite power and authority to execute and deliver this Agreement and each other Credit Document to which it is a party and to perform and observe the terms and conditions stated herein and therein, and it has taken all necessary corporate or other action to authorize its execution, delivery and performance of each such Credit Document.

i.Valid and Binding Obligation. This Agreement constitutes, and each other Credit Document when signed and delivered by it to Bank will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights against it generally, by general equitable principles or by principles of good faith and fair dealing, and assuming that this Agreement and each such other Credit Document have been validly executed and delivered by each party thereto other than the Account Party.

i.No Violation or Breach. Its execution, delivery and performance of each Credit Document to which it is a party and the payment of all sums payable by it under each such Credit Document do not and will not: (i) violate or contravene its memorandum of association, by-laws or other organizational documents; (ii) violate or contravene any order, writ, law, treaty, rule, regulation or determination of any Governmental Authority, in each case applicable to or binding upon it or any of its property, the violation or contravention of which would have a Material Adverse Effect; or (iii) result in the breach of any provision of, or in the imposition of any Lien or encumbrance (except for Liens or encumbrances created under the Credit Documents) under, or constitute a default or event of default under, any agreement or arrangement to which it is a party or by which it or any of its property is bound, the contravention of which agreement or arrangement would have a Material Adverse Effect.

i.Approvals. No authorization, approval or consent of, or notice to or filing with, any Governmental Authority is required to be made by it in connection with the execution and delivery by it of any Credit Document to which it is a party or the issuance by Bank of any Letter of Credit for the account of the Account Party pursuant to this Agreement and the related Application, except for those which have been duly obtained, taken, given or made and are in full force and effect; and except where failure to obtain the foregoing could not reasonably be expected to have a Material Adverse Effect.

i.Compliance with Laws. It is in compliance with all applicable laws and regulations, except where the noncompliance with which would not have a Material Adverse Effect, and no Application, Letter of Credit or transaction of the Account Party under any Credit Document to which it is a party will contravene any laws, treaties, rules or regulations of any Governmental Authority, including any foreign exchange control laws or regulations, U.S. foreign assets control laws or regulations or currency reporting laws and regulations, now or hereafter applicable to it, except where the noncompliance with which would not have a Material Adverse Effect.

i.No Default Under Other Agreements. It is not in default under any agreement, obligation or duty to which it is a party or by which it or any of its property is bound, which would have a Material Adverse Effect.

i.No Arbitration Proceeding or Litigation. There is no pending or, to the knowledge of the Account Party, threatened arbitration proceeding, litigation or action against it which (i) is reasonably likely to have a Material Adverse Effect or (ii) may affect the legality, validity or enforceability of this Agreement or the other Credit Documents.

i.Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

1.None of (i) the Account Party or, to the knowledge of the Account Party, any of its directors, officers, or employees, or (ii) any agent or representative of the Account Party that will act in any capacity in connection with this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person or (C) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, in a manner that would result in the violation of applicable Sanctions by any party hereto.

1.The Account Party has implemented and maintains in effect policies and procedures designed to ensure compliance by the Account Party and its directors, officers and employees with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

1.The Account Party and, to the knowledge of the Account Party, each director, officer, employee and agent of the Account Party, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.

1.No proceeds of any Letter of Credit have been used, directly or indirectly, by the Account Party or, to the knowledge of the Account Party, any of its directors, officers, employees and agents in violation of Section 7(h).

i.Filed All Tax Returns and Paid All Taxes. It has filed all required tax returns, and all Taxes, assessments and other governmental charges due from it have been fully paid, except for Taxes which are being contested in good faith or those which the failure to file or pay would not have a Material Adverse Effect. It has established on its books reserves adequate for the payment of all federal, state and other income tax liabilities, including those being contested in good faith.

i.Financial Statements. The financial statements most recently furnished to Bank by the Account Party fairly present in all material respects the financial condition of the Account Party as at the date of such financial statements and for the periods then ended in accordance with GAAP (except as disclosed therein and, in the case of interim financial statements for any fiscal quarter, subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), and there has been no material adverse change in the Account Party’s business or financial condition or results of operations since the date of the Account Party’s most recent annual financial statements.

i.Margin Stock. It is not engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

i.No Material Adverse Effect. There has been no Material Adverse Effect since December 31, 2021, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.

i.Investment Company. It is not an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act).
ii.Solvency. It is Solvent.
iii.ERISA. It does not have any direct obligation or direct liability in respect of any Plan or Multiemployer Plan, and except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate thereof has any obligation or liability in respect of any Plan or Multiemployer Plan. With respect to its obligations to each Plan, it is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state laws. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has had or could reasonably be expected to result in a Material Adverse Effect.

a.AFFIRMATIVE COVENANTS. Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired without any pending drawing thereon, and the Commitment has been terminated, the Account Party covenants and agrees to the following:

i.[*****] Quarterly Statement prepared for its board of directors in accordance with GAAP, in each case applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and
ii.[*****] Annual Statement prepared for its board of directors in accordance with GAAP, in each case applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year.
b.Certificates; Other Reports. It shall deliver to Bank:

i.at each time financial statements are delivered pursuant to Section 7(a), a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, vice president—finance, principal accounting officer, treasurer or assistant treasurer of the Account Party, together with a Covenant Compliance

Worksheet reflecting the computation of the respective financial covenants set forth in such Covenant Compliance Worksheet;

i.promptly upon receipt thereof, copies of all reports, if any, submitted to the Account Party, or any of its respective boards of directors by its respective independent public accountants in connection with their auditing function, including any management report and any management responses thereto;

i.promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including any applicable “know your customer” rules and regulations and the PATRIOT Act), as from time to time reasonably requested by Bank; and

i.such other information regarding the operations, business affairs and financial condition of the Account Party thereof as Bank may reasonably request.

a.Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of the Account Party becoming aware thereof), it shall notify Bank in writing of:

i.the occurrence of any Default or Event of Default;

i.the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Account Party or any of its respective properties, assets or businesses in each case that if adversely determined would reasonably be expected to result in a Material Adverse Effect;

i.any attachment, judgment, Lien, levy or order exceeding the Threshold Amount that has been assessed against the Account Party; and

i.any announcement by A.M. Best of any change in the Financial Strength Rating of the Account Party.

Each notice pursuant to Section 7(c) shall be accompanied by a statement of a Responsible Officer of the Account Party, setting forth details of the occurrence referred to therein and stating what action the Account Party has taken and proposes to take with respect thereto and shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.

a.[Reserved.]

a.Payment of Taxes and Other Obligations. Except where the failure to pay or perform such items described in this Section would not reasonably be expected to have a Material Adverse Effect, it will pay and perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property; provided, that it may contest any item described in this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

a.Compliance with Laws and Approvals. It shall observe and remain in compliance in all material respects with all applicable laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

a.Maintenance of Books and Records; Inspection. It shall (i) maintain adequate books, accounts and records, in which full, true and correct entries in all material respects shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of Bank, and after the occurrence and during the continuance of an Event of Default, Bank, to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and at its own cost and expense (other than after the occurrence of an Event of Default), and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to it, its independent public accountants (and by this provision it authorizes such accountants to discuss its the finances and affairs), all at such times that will not materially interrupt or interfere with the operation of its business and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided that except during the continuance of an Event of Default Bank shall not exercise such rights described in clause (ii) of this Section more than once per calendar year.

a.Use of Proceeds. It shall comply with the following:

i.The Account Party shall use the Letters of Credit to support insurance obligations, obligations under reinsurance agreements and retrocession agreements and similar risk obligations.

i.The Account Party shall not request or use any issued Letter of Credit, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

a. Accuracy of Information. It will ensure that any information, including financial statements or other documents, furnished by it to Bank in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, and the furnishing of such information shall be deemed to be a representation and warranty by it on the date thereof as to the matters specified in this Section.

a.Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. It shall maintain in effect and enforce policies and procedures designed to ensure compliance by it and its directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

a.Further Assurances. It will execute and deliver to Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Bank to enable Bank to issue any Letter of Credit pursuant to this Agreement and the related Application, to protect, exercise and/or enforce Bank’s rights and interests under any Credit Document and/or to give effect to the terms and provisions of any Credit Document.

a.Maintenance of Existence. It shall (i) maintain its entity existence, and (ii) maintain in full force and effect all licenses, bonds, franchises, leases, trademarks, qualifications and authorizations to do business, and all patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, in each case except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

a.Change in Nature of Business. It shall will not, at any time from the date hereof until the Final Expiry Date, make any material change in the nature of its business as carried on at the date hereof that could be reasonably expected to have a Material Adverse Effect or enter into any new line of business that is not similar, corollary, related, ancillary, incidental or complementary, or a reasonable extension, development or expansion thereof or ancillary thereto the business as carried on as of the date hereof.

a.Payment of Liabilities. It shall pay and discharge, in the ordinary course of business, all obligations and liabilities (including tax liabilities and other governmental charges), except where the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP and except where the same could not reasonably be expected to have a Material Adverse Effect.

1.FINANCIAL COVENANTS. Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired, without any pending drawing thereon, and the Commitment terminated, the Account Party covenants and agrees to the following:

a.Minimum Total Shareholder’s Equity. The total shareholder’s equity of the Account Party, determined in accordance with GAAP, shall be at all times an amount not less [*****].

a.Financial Strength Ratings. The Account Party shall at all times maintain a financial strength rating by A.M. Best Company and shall not permit such rating to be lower than [*****].

1.NEGATIVE COVENANTS.

a.[Reserved].

1.EVENTS OF DEFAULT. Each of the following shall be an “Event of Default” under this Agreement:

a.Failure to Reimburse Draws. The failure by the Account Party to reimburse or pay any drawing under any Letter of Credit or accrued interest thereon on the Due Date therefor.

a.Failure to Pay Certain Other Amounts. The failure by the Account Party to pay any fee or other amount when due under or in connection with any Credit Document or any Letter of Credit within three (3) Business Days after the same shall become due and payable.

a.Breach of Representation and Warranty. Any representation, warranty, certification or statement made or furnished by the Account Party under or in connection with any Credit Document or as an inducement to Bank to issue a Letter of Credit shall be false, incorrect or misleading in any material respect when made (except to the extent any such representation, warranty, certification or statement is qualified by materiality or reference to Material Adverse Effect, in which case, such representation, warranty, certification or statement shall be true, correct and complete in all respects).

a.[Reserved.]

a.Failure to Perform or Observe Covenants.

i.The Account Party’s failure to perform or observe any term, covenant or agreement contained in Sections 7(c)(i), 7(h) or 8; or

i.The Account Party’s failure to perform or observe any term, covenant or agreement contained in any Credit Document (other than those referred to in subsections (a), (b), (c), (d) and (e)(i) of this Section 10), and with respect to any such failure or breach that by its nature can be cured, such failure or breach shall continue or remain unremedied for thirty (30) calendar days after the earlier of (1) Bank’s delivery of written notice thereof to the Account Party, and (2) the Account Party having actual knowledge that such failure or breach has occurred.

a.Insolvency Proceedings, Etc. The Account Party institutes or consents to the institution of any proceeding under any Bankruptcy Law; or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Account Party, and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Bankruptcy Law relating to the Account Party or to all or any material part of their respective property is instituted without the consent of the Account Party, and continues undischarged, undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or the Account Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.

a.Sale of Assets; Merger; Dissolution. There shall occur in one or a series of transactions: (i) the sale, assignment or transfer of all or substantially all of the assets of the Account Party); (ii) a merger, amalgamation or consolidation of the Account Party without the prior written consent of Bank, except that the Account Party may merge, amalgamate or consolidate with any Person so long as the Account Party is the surviving entity in any such transaction; or (iii) the dissolution of the Account Party.

a.Credit Documents. Any provision of any Credit Document to which the Account Party is a party shall for any reason cease to be valid and binding or enforceable; or the Account Party shall deny or disaffirm in writing the enforceability of any provision of any Credit Document to which it is a party.

a.Indebtedness Cross-Default. The Account Party shall (i) default in the payment of any Indebtedness (other than the Obligations and other than Indebtedness solely among or between the Account Party and its affiliates) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge

Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Obligations and other than in respect of Indebtedness solely among or between the Account Party and its affiliates) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist other than in respect of an instrument, agreement, or condition solely among or between the Account Party and its affiliates, the effect of which default or other event or condition is to cause with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized (it being understood that a pledge of cash collateral by the Account Party to secure a Hedge Agreement as initial or variation margin does not trigger a violation of this clause (B)).

a.Judgment. One or more judgments, orders or decrees (excluding those entered against the Account Party in any arbitration or litigation related to (re)insurance coverage disputes arising in the ordinary course of business involving any reinsurance agreement (treaty or facultative), or direct insurance policy) shall be entered or filed against the Account Party by any court and continues without having been dismissed, discharged, vacated or stayed within sixty (60) days after the entry thereof or is not otherwise being appropriately contested in good faith and such judgments, orders or decrees are either (i) for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), equal to or in excess of the Threshold Amount or (ii) for injunctive relief and could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

a.Employee Benefit Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, any Lien shall be imposed on the assets of the Account Party under ERISA with respect to any Plan or under any foreign laws similar to ERISA governing foreign pension plans.

a.Change in Control. The occurrence of any Change in Control.

1.REMEDIES. Upon the occurrence and during the continuance of any Event of Default:

a.Bank may terminate the Commitment and declare all amounts owed to Bank under this Agreement or any of the other Credit Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall promptly become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Account Party, anything in this Agreement or the other Credit Documents to the contrary notwithstanding; provided, that upon the occurrence of an Event of Default specified in Section 10(f), the Commitment shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Account Party, anything in this Agreement or in any other Credit Document to the contrary notwithstanding.

a.Solely with respect to the occurrence of an Event of Default under Sections 10(a), (b), or (f), Bank may terminate any or all of the Letters of Credit or give Notices of Non-Extension in respect thereof, in each case if permitted in accordance with their terms.

a.Bank may exercise from time to time any of the rights, powers and remedies available to Bank under any Credit Document to which the Account Party is a party, under any other documents now or in the future evidencing or securing the Obligations or under applicable law, and all such remedies shall be cumulative and not exclusive.

1.SUBROGATION. Without limiting any rights or remedies of Bank under applicable law, if an Event of Default is continuing regarding the Account Party’s obligation to reimburse or pay any drawing under any Letter of Credit on the Due Date, Bank, at its option, shall be subrogated to the Account Party’s rights against any Person who may be liable to the Account Party on any obligation underlying any Letter of Credit.

1.TERM OF AGREEMENT. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Credit Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired without any pending drawing thereon, and the Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

1.USA PATRIOT ACT; ANTI-MONEY LAUNDERING LAWS. Bank hereby notifies the Account Party that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Account Party, which information includes the name and address of the Account Party and other information that will allow Bank to identify the Account Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.

1.GOVERNING LAW; UCP; ISP; STANDARD LETTER OF CREDIT PRACTICE. Each Credit Document and each Letter of Credit shall be governed by and construed in accordance with (a) in the case of each Credit Document (other than the Letters of Credit), the substantive laws of New York and (b) in the case of each Letter of Credit, such Letter of Credit will be governed by and construed in accordance with the governing law (if any) specified in such Letter of Credit, which governing law may be specified by Bank at the Account Party’s request or with its approval (and which governing law may include the laws of a particular jurisdiction and may include specification of ISP or UCP as the practice rules to govern such Letter of Credit), and if any such practice rules are specified in such Letter of Credit then they are incorporated by reference into this Agreement and shall control (to the extent not prohibited by applicable law) to the extent of any conflict with the law applicable to such Letter of Credit. Unless the Account Party specifies otherwise in its Application for a Letter of Credit, the Account Party agrees that Bank may issue a Letter of Credit subject to the ISP or UCP. Bank’s privileges, rights and remedies under the ISP and UCP, as applicable, shall be in addition to, and not in limitation of, its privileges, rights, and remedies expressly provided for herein. The ISP or UCP, as applicable, shall serve, in the absence of proof to the contrary, as evidence of Standard Letter of Credit Practice with respect to matters covered therein. To the extent permitted by applicable law, as between the Account Party and Bank, (i) this Agreement shall prevail in case of conflict between this Agreement, the UCC and/or Standard Letter of Credit Practice, (ii) the ISP shall prevail in case of conflict between the ISP and the UCC or other Standard Letter of Credit Practice if the Letter of Credit is governed by the ISP, and (iii) the UCP shall prevail in case of a conflict between the UCP and the UCC or other Standard Letter of Credit Practice if the Letter of Credit is governed by the UCP.

1.CONSENT TO JURISDICTION AND VENUE. THE ACCOUNT PARTY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK OR ANY APPELLATE COURT THEREOF FOR ANY PROCEEDING INSTITUTED HEREUNDER OR

UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH BANK OR THE ACCOUNT PARTY IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BANK OR PROCEEDING TO WHICH BANK OR THE ACCOUNT PARTY IS A PARTY. THE BANK AND THE ACCOUNT PARTY IRREVOCABLY AGREE TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. THE BANK AND THE ACCOUNT PARTY IRREVOCABLY AGREE THAT SERVICE OF PROCESS MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH OR REFERRED TO IN SECTION 19 BELOW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR THE RIGHT OF BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE ACCOUNT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

1.WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ACCOUNT PARTY AND BANK KNOWINGLY AND VOLUNTARILY WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, ARISING OUT OF, OR RELATING TO ANY CREDIT DOCUMENT OR LETTER OF CREDIT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN) OR ACTIONS OF THE ACCOUNT PARTY OR BANK WITH RESPECT THERETO. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BANK TO ISSUE LETTERS OF CREDIT.

1.BANKRUPTCY AND FORFEITURE REINSTATEMENT. If any consideration transferred to Bank in payment of, or as collateral for, or in satisfaction of the Obligations, shall be voided in whole or in part as a result of (a) a subsequent bankruptcy or insolvency proceeding; (b) any forfeiture or seizure action or remedy; (c) any fraudulent transfer or preference action or remedy; or (d) any other civil, criminal or equitable proceeding or remedy, then Bank’s claim to recover the voided consideration shall be a new and independent claim arising under the applicable Credit Document and shall be due and payable immediately by the Account Party under the terms of the Credit Documents.
2.NOTICES. Unless otherwise expressly provided herein, all notices, Instructions, approvals, requests, demands, consents and other communications provided for hereunder (collectively, “notices”) shall be in writing (including by facsimile or other electronic transmission approved by Bank). All notices shall be sent by regular U.S. mail or registered or certified mail prepaid, by facsimile or other electronic transmission approved by Bank, by hand delivery, by Federal Express (or other comparable domestic or international delivery service) prepaid to the applicable address, facsimile number or electronic mail address set forth on the signature page hereof in the case of the Account Party. All notices to Bank (including notices by email, if Bank approves of receiving notices by email) shall be directed to Bayerische Landesbank, New York Branch, 560 Lexington Avenue, 22nd Floor, New York, New York 10022, Attention: Maddalena Scenna & Chris Catucci, email addresses: [*****] and [*****] with a copy to Bayerische Landesbank, New York Branch, 560 Lexington Avenue, 22nd Floor, New York, New York 10022, Attention: Credit Services, email address: [*****]. Bank may, but shall not be obligated to, require authentication of any electronic transmission. Notices sent by hand, Federal Express (or other comparable domestic or international delivery service) or registered or certified mail shall be deemed to have been given when received; notices sent by regular U.S. mail shall be deemed to have been received five (5) days after deposit into the U.S. mail; notices sent by facsimile or other electronic transmission shall be deemed to have been given upon receipt by sender of a transmission confirmation or read receipt. The Account Party or Bank may change its address (including email addresses) for notices by notifying the other of the new address in any manner permitted by this Section. The Account Party irrevocably consents that service of process may be made by registered or certified mail directed to it at the address of its agent for service of process, Conyers Corporate Services (Bermuda) Ltd., Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda.

1.WAIVER AND AMENDMENTS. No modification, amendment or waiver of, or consent to any departure by Bank or the Account Party from, any provision of any Credit Document will be effective unless made in a writing signed by the Account Party (in the case of Bank) or Bank (in the case of the Account Party and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No party’s consent to any amendment, waiver or modification shall mean that such party will consent or has consented to any other or subsequent request to amend, modify or waive a term of any Credit Document. No delay by any party in exercising any of its rights or remedies shall operate as a waiver, nor shall any single or partial waiver of any right or remedy preclude any other further exercise of that right or remedy, or the exercise of any other right or remedy.

1.SUCCESSORS AND ASSIGNS. Each Credit Document to which the Account Party is a party will be binding on the Account Party’s successors and permitted assigns, as applicable, and shall inure to the benefit of the respective successors and permitted assigns of the Account Party and Bank. Except as provided in the last sentence of this Section 21, Bank may assign its rights and obligations under each Credit Document, including its rights to reimbursement regarding any Letter of Credit, in whole or in part, with the Account Party’s consent; provided that the Account Party shall be deemed to have consented to any such assignment unless it objects by written notice to Bank within ten (10) Business Days after having received notice thereof; and, provided further, that the Account Party’s consent to an assignment to any Person shall not be required if (i) the assignment is to an affiliate of Bank or (ii) an Event of Default has occurred and is continuing. Bank may sell to one or more Persons participations in or to all or a portion of its rights and obligations under the Credit Documents without the Account Party’s consent. Any assignment in violation of this Section 21 shall be void. The Account Party shall not assign or transfer any of its interests, rights or remedies related to any Credit Document, in whole or in part, without the prior written consent of Bank. Any Person to whom Bank delegates its obligation to issue a Letter of Credit must be a bank, or a branch or affiliate, that is on the List of Qualified U.S. Financial Institutions maintained by the Securities Valuation Office of the National Association of Insurance Commissioners.

1.SEVERABILITY. Whenever possible, each provision of each Credit Document shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of any Credit Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of such Credit Document.

1.ENTIRE AGREEMENT. This Agreement, together with the other Credit Documents and any other agreement, document or instrument referred to herein, constitute the final, exclusive and entire agreement and understanding of, and supersede all prior or contemporaneous, oral or written, agreements, understandings, representations and negotiations between, the parties relating to the subject matter of the Credit Documents, provided that this Agreement shall not supersede any reimbursement agreement (however titled) that has been entered into specifically with respect to any “direct pay” standby letter of credit or other similar standby letter of credit where the terms of such reimbursement agreement have been drafted to specifically address the particular attributes of, or the particular circumstances of the underlying transaction supported by, such standby letter of credit.
2.SURVIVAL. All covenants, agreements, representations and warranties made by the Account Party herein and in the other Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2(b)(v), 2(b)(vi), 2(c) and 5 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

1.INTERPRETATION; COUNTERPARTS; ELECTRONIC EXECUTION. In this Agreement, (a) the term “including” means “including without limitation”; (b) the terms “will” and “shall” shall have the same meaning, (c) unless the context requires otherwise, references herein to Sections shall be construed to refer to Sections of this Agreement; (d) references to any laws, rules, or regulations include any amendments thereto or successor or replacement laws, rules, or regulations; and (e) references to actions Bank “may” take or omit to take mean “may in its sole discretion”.

1.COUNTERPARTS; ELECTRONIC EXECUTION. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof.

1.NO FIDUCIARY DUTY, ETC.

(a) The Account Party acknowledges and agrees that Bank will not have any obligations except those obligations expressly set forth herein and in the other Credit Documents and Bank is acting solely in the capacity of an arm’s length contractual counterparty to the Account Party with respect to the Credit Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Account Party or any other Person. The Account Party agrees that it will not assert any claim against Bank based on an alleged breach of fiduciary duty by Bank in connection with this Agreement and the transactions contemplated hereby. Additionally, the Account Party acknowledges and agrees that Bank is not advising the Account Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Account Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Credit Documents, and Bank shall have no responsibility or liability to the Account Party with respect thereto.

(b) The Account Party further acknowledges and agrees that Bank, together with its branches and affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Bank may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Account Party and other companies with which the Account Party may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Bank or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Account Party acknowledges and agrees that Bank and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Account Party may have conflicting interests regarding the transactions described herein and otherwise. Bank will not use confidential information obtained from the Account Party by virtue of the transactions contemplated by the Credit Documents or its other relationships with the Account Party in connection with the performance by Bank of services for other companies, and Bank will not furnish any such information to other companies. The Account Party also acknowledges that Bank has no obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Account Party, confidential information obtained from other companies.

1.JUDGMENT CURRENCY. The Account Party’s obligation to make payments in any currency (the “Specified Currency”) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise, which is expressed in or converted into any currency other than the Specified Currency, except to the extent that such tender or recovery results in the actual receipt by Bank of the full amount of the Specified Currency payable under this Agreement. The Account Party shall indemnify Bank for any shortfall and the Account Party’s obligation to indemnify Bank and make payments in the Specified Currency shall be enforceable as an alternative or additional cause of action to the extent that such actual receipt is less than the full amount of the Specified Currency expressed to be payable hereunder, and shall not be affected by judgment being obtained for other sums due hereunder.

1.ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Standby Letter of Credit as of the date first set forth above.

ACCOUNT PARTY:

EVEREST REINSURANCE (BERMUDA), LTD.

By:__________________________
Name:
Title:

Address for Notices:

Seon Place, 4th floor 141 Front Street
Hamilton HM19 Bermuda

BANK:

BAYERISCHE LANDESBANK, NEW YORK BRANCH

By: _________________________________
Name: Christopher Catucci
Title: Senior Director, Head of Financial Institutions, North America

By: _________________________________
Name: Sylvia Szawrycka
Title: Vice President

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